EXHIBIT 99.1
                                                                    ------------


               CHESAPEAKE ENERGY CORPORATION ANNOUNCES EXPIRATION
                              OF CASH TENDER OFFER

OKLAHOMA CITY, OKLAHOMA, DECEMBER 29, 2004 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has completed its previously announced cash tender offer and consent solicitation (the "Offer") for any and all of its $209,815,000 aggregate principal amount of 8.375% Senior Notes due 2008 (the "Notes") (CUSIP No. 165167AV9). The Offer expired at 12:00 midnight EST on
Tuesday, December 28, 2004 (the "Expiration Date"). As of the Expiration Date, $190,825,000 aggregate principal amount of Notes were tendered which represented approximately 91% of the outstanding aggregate principal amount of the Notes.

The Company has accepted for payment and paid for all Notes validly tendered on or prior to the Expiration Date, including all Notes tendered on or prior to the December 13, 2004 consent date. In connection with the Offer, the Company received the required consents from holders of the Notes to approve proposed amendments (the "Proposed Amendments") to the indenture governing the Notes to eliminate substantially all of the restrictive covenants of the indenture. Adoption of the Proposed Amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes.

The terms of the Offer are described in the Company's Offer to Purchase and Consent Solicitation Statement dated November 30, 2004, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the Offer, at
(800) 322-2885 (US toll free) and (212) 929-5500 (collect).

The Company engaged Deutsche Bank Securities Inc. to act as dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Deutsche Bank Securities Inc., High Yield Capital Markets, at
(800) 553-2826 (US toll-free) and (212) 250-7466 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offer was made solely by the Offer to Purchase and Consent Solicitation Statement dated November 30, 2004.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES AND GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. ALTHOUGH WE BELIEVE OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

CHESAPEAKE ENERGY CORPORATION IS THE SIXTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES. THE COMPANY'S INTERNET ADDRESS IS WWW.CHKENERGY.COM.